EXHIBIT 99.5

Qumu Team

A few years ago we embarked on an exciting journey to transform our company. The beginning of that journey focused on optimizing the Rimage Disc Publishing business and it eventually lead to a significant commitment to enterprise video through the acquisition of Qumu. We’ve had success on both fronts and everyone should take pride in our accomplishments!

We are now entering a new leg of the journey, which is focused on restructuring Rimage and Qumu into separate businesses. I’m excited to announce that Rimage Disc Publishing is being purchased by Equus Holdings (www.equus-holdings.com). Upon closing, Rimage will become a standalone business within Equus’ portfolio of technology companies. Equus Holdings is a Minneapolis-based company that has evolved from a custom computer manufacturer to a portfolio of technology companies primarily in the business server and client computing markets (www.equuscs.com, www.intequus.com, www.serversdirect.com, and www.razorsync.com).

This has been a very lengthy process and I believe this change is a great strategy for Qumu, Rimage and Equus. Separating Rimage and Qumu will enable both companies to focus on its core markets and maximize its business potential. I’m sure you have a lot of questions and there is a lot of information that we’ve prepared to help you learn more. To help you get started, please review the following:

•	Qumu Press Release (attached)
•	Video from Sherman Black (link)
•	Qumu Employee Q&A (attached)

Please take the time to review the information above and get back to me with any questions. I will keep you posted as we move through this process.

Sincerely

Sherman

Important Transaction Information

In connection with the proposed sale of disc publishing assets to Equus Holdings, Inc. and Redwood Acquisition, Inc., Qumu Corporation will file a proxy statement with the SEC. Shareholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the asset sale transaction and the Company. Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by Qumu with the SEC at the SEC’s web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company’s other filings with the SEC, may also be obtained at www.qumu.com by following the Quick Link for “Investors” and then following the link to “SEC Filings.” Free copies of Qumu’s filings may be obtained by directing a written request to Qumu Corporation, 7725 Washington Avenue, Minneapolis, Minnesota 55439, Attention: James R. Stewart or by telephone at 952-683-7900.

Participants in the Solicitation

Qumu Corporation and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s shareholders in favor of the asset sale transaction with Equus Holdings, Inc. and Redwood Acquisition, Inc. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of Qumu’s shareholders in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement for its 2014 Annual Meeting of Shareholders filed with the SEC on April 15, 2014. These documents are available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as described above.